EXHIBIT 10.1

                                   $35,000,000

                                CREDIT AGREEMENT

                                   Dated as of

                                 March 25, 1997

                                     Between

                                   PALEX, INC.

                                       AND

                               BANK ONE, TEXAS, NA
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                                TABLE OF CONTENTS                        PAGE


        SECTION 1.  DEFINITIONS; INTERPRETATION...........................  1
               Section 1.1.  Definitions..................................  1
               Section 1.2.  Interpretation............................... 10

        SECTION 2.  THE CREDIT FACILITY................................... 10
               Section 2.1.  Loans........................................ 10
               Section 2.2.  Letters of Credit............................ 10
               Section 2.3.  Types of Loans and Minimum Borrowing Amounts. 12
               Section 2.4.  Manner of Borrowing.......................... 12
               Section 2.5.  Interest Periods............................. 13
               Section 2.6.  Interest Payments............................ 14
               Section 2.7.  Default Rates................................ 14
               Section 2.8.  Amortization and Maturity of Term Loan....... 16
               Section 2.9.  Optional Prepayments......................... 16
               Section 2.10. Mandatory Prepayments of Loans............... 16
               Section 2.11. The Note..................................... 16
               Section 2.12. Breakage Fees................................ 17
               Section 2.13. Commitment Terminations...................... 17

        SECTION 3.  FEES AND PAYMENTS..................................... 18
               Section 3.1.  Fees......................................... 18
               Section 3.2.  Place and Application of Payments............ 18

        SECTION 4.  CONDITIONS PRECEDENT.................................. 18
               Section 4.1.  Conditions Precedent to Initial Borrowing.... 18
               Section 4.2.  Conditions Precedent to all Borrowings....... 20

        SECTION 5.  REPRESENTATIONS AND WARRANTIES........................ 21
               Section 5.1.  Corporate Organization....................... 21
               Section 5.2.  Corporate Power and Authority; Validity...... 21
               Section 5.3.  No Violation................................. 21
               Section 5.4.  Litigation................................... 22
               Section 5.5.  Use of Proceeds; Margin Regulations.......... 22
               Section 5.6.  Investment Company Act....................... 22
               Section 5.7.  Public Utility Holding Company Act........... 22
               Section 5.8.  True and Complete Disclosure................. 22
               Section 5.9.  Financial Statements......................... 23
               Section 5.10. No Material Adverse ......................... 23
               Section 5.11. Labor Controversies.......................... 23
               Section 5.12. Taxes........................................ 23
               Section 5.13. ERISA........................................ 23
               Section 5.14. Consents..................................... 24
               Section 5.15. Capitalization............................... 24
               Section 5.16. Ownership of Property........................ 24
               Section 5.17. Compliance with Statutes..................... 24
               Section 5.18. Environmental Matters........................ 24

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                                TABLE OF CONTENTS                         PAGE

        SECTION 6.  COVENANTS............................................. 25
               Section 6.1.  Corporate Existence.......................... 25
               Section 6.2.  Maintenance.................................. 25
               Section 6.3.  Taxes........................................ 25
               Section 6.4.  ERISA........................................ 25
               Section 6.5.  Insurance.................................... 26
               Section 6.6.  Financial Reports and Other Information...... 26
               Section 6.7.  Lender Inspection Rights..................... 28
               Section 6.8.  Conduct of Business.......................... 28
               Section 6.9.  New Subsidiaries............................. 28
               Section 6.10. Dividends and Negative Pledges............... 28
               Section 6.11. Restrictions on Fundamental Changes.......... 28
               Section 6.12. Environmental Laws........................... 29
               Section 6.13. Liens........................................ 29
               Section 6.14. Indebtedness................................. 31
               Section 6.15. Loans and Advances........................... 31
               Section 6.16. Transfer of Assets........................... 31
               Section 6.17. Transactions with Affiliates................. 31
               Section 6.18. Compliance with Laws......................... 32
               Section 6.19. Credit Exposure.............................. 32
               Section 6.20. Minimum Consolidated Net Worth............... 32
               Section 6.21. Minimum Fixed Charge Coverage Ratio.......... 32
               Section 6.22. Maximum Funded Debt to EBITDA Ratio.......... 32
               Section 6.23. Maximum Total Liabilities to Tangible Net
                             Worth Ratio.................................. 32

        SECTION 7.  EVENTS OF DEFAULT AND REMEDIES........................ 32
               Section 7.1.  Events of Default............................ 32
               Section 7.2.  Non-Bankruptcy Defaults...................... 34
               Section 7.3.  Bankruptcy Defaults.......................... 35
               Section 7.4.  Collateral for Undrawn Letters of Credit..... 35
               Section 7.5.  Application of Proceeds.  ................... 35


        SECTION 8.  CHANGE IN CIRCUMSTANCES............................... 36
               Section 8.1.  Change of Law................................ 36
               Section 8.2.  Unavailability of Deposits or Inability
                             to Ascertain LIBOR Rate...................... 36
               Section 8.3.  Increased Cost and Reduced Return............ 36

        SECTION 9. MISCELLANEOUS.......................................... 37
               Section 9.1.  No Waiver of Rights.......................... 37
               Section 9.2.  Non-Business Day............................. 38
               Section 9.3.  Documentary Taxes............................ 38
               Section 9.4.  Survival of Representations.................. 38
               Section 9.5.  Survival of Indemnities...................... 38
               Section 9.6.  Setoff....................................... 38
               Section 9.7.  Notices...................................... 39
               Section 9.8.  Counterparts................................. 40
               Section 9.9.  Successors and Assigns....................... 40

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                           TABLE OF CONTENTS                             PAGE

               Section 9.10. Participations in Borrowings and Note;
                             Transfers of Borrowings and Note............. 40
               Section 9.11. Amendments................................... 42
               Section 9.12. Headings..................................... 42
               Section 9.13. Legal Fees, Other Costs and Indemnification.. 42
               Section 9.14  Governing Law; Submission to Jurisdiction;
                             Waiver of Jury Trial......................... 43
               Section 9.15. Confidentiality.............................. 44
               Section 9.16. Severability................................. 44
               Section 9.17. Change in Accounting Principles or Tax Laws.. 44
               Section 9.18. Notice....................................... 44

               EXHIBITS

               Exhibit 2.2A   Form of Borrowing Request
               Exhibit 2.2B   Form of Application
               Exhibit 2.11   Form of Note
               Exhibit 4.1A   Form of Subsidiary Guaranty
               Exhibit 4.1B   Form of Certificate of Financial Condition
               Exhibit 6.6    Form of Compliance Certificate


               SCHEDULES

               Schedule 5.4   List of Litigation
               Schedule 5.12  List of Outstanding Tax Issues
               Schedule 6.13  List of Existing Liens
               Schedule 6.14  List of Existing Indebtedness

                                       iii
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        CREDIT AGREEMENT, dated as of March 25, 1997, between PalEx, Inc., a
Delaware corporation (the "BORROWER"), and Bank One, Texas, NA (the "LENDER").

                                   WITNESSETH:

        WHEREAS, the Borrower desires to obtain a commitment from the Lender to make loans to the Borrower and to issue letters of credit for the account of the Borrower; and

        WHEREAS, the Lender is willing to extend such commitment to the Borrower on the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS; INTERPRETATION.

     Section 1.1. DEFINITIONS. Unless otherwise defined herein, the following terms shall have the following meanings:

        "ACQUISITION" means a direct or indirect purchase by the Borrower or any of its Subsidiaries after the date hereof for cash, stock or other securities or other property, whether in one or more related transactions, of all or substantially all of the assets or voting securities or other equity interests of a Person or a business unit, division or group of a Person.

        "ADJUSTED LIBOR RATE" means, for any Borrowing of LIBOR Loans, a rate per annum determined in accordance with the following formula:

        Adjusted LIBOR Rate         =                  LIBOR RATE
                                                       ----------
                                           1.00 - Eurodollar Reserve Percentage


        "AFFILIATE" means, for any Person, (i) any other Person that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, such Person, and (ii) any other Person owning beneficially or controlling ten percent (10%) or more of the equity interests in such Person. As used in this definition, "CONTROL" means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities or other equity interests, by contract or otherwise).

        "AGREEMENT" means this Credit Agreement, as amended, restated or supplemented from time to time.

        "APPLICABLE MARGIN" means for Base Rate Loans or LIBOR Loans, as applicable, for any day at such times as the relevant Funded Debt to EBITDA Ratio is in one of the following ranges, the percentage per annum set forth opposite such Funded Debt to EBITDA Ratio for such Loans as follows:

     FUNDED DEBT TO EBITDA                  LIBOR LOANS                     BASE RATE LOANS
             RATIO
     ---------------------                  -----------                     ---------------
Less than 1.0 to 1.0                           0.75%                             0.00%

Equal to or greater than 1.0                   1.00%                             0.00%
to 1.0 but less than 1.25 to
1.0

Equal to or greater than                       1.25%                             0.00%
1.25 to 1.0 but less than
1.75 to 1.0

Equal to or greater than                       1.50%                             0.00%
1.75 to 1.0 but less than
2.25 to 1.0

Equal to or greater than                       1.75%                             0.25%
2.25 to 1.0

        "APPLICATION" means an application for a Letter of Credit as defined in
Section 2.2(b).

        "BASE RATE" means, for any day, the fluctuating commercial loan rate announced by the Lender from time to time as its base rate for Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by the Lender on loans to any of its customers), with any change in the Base Rate resulting from a change in such announced rate to be effective on the date of the relevant change.

        "BASE RATE LOAN" means a Loan bearing interest prior to maturity at the Base Rate plus the Applicable Margin.

        "BORROWER" means PalEx, Inc., a Delaware corporation.

        "BORROWING" means any extension of credit made by the Lender by way of Loans or Letters of Credit, including any Borrowings advanced, continued or converted. A Borrowing is "ADVANCED" on the day the Lender advances funds comprising such Borrowing to the Borrower or a Letter of Credit is issued, is "CONTINUED" (in the case of LIBOR Loans) on the date a new Interest Period commences for such Borrowing and is "CONVERTED" when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to
Section 2.4(a).

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        "BORROWING REQUEST" means a request for a Borrowing as defined in
Section 2.2(b).

        "BUSINESS DAY" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Houston, Texas, and, if the applicable Business Day relates to the advance or continuation of, conversion into or payment on a LIBOR Loan, on which banks are dealing in Dollar deposits in the interbank eurocurrency market in London, England.

        "CAPITALIZED LEASE OBLIGATIONS" means, for any Person, the amount of such Person's liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COLLATERAL ACCOUNT" means the cash collateral account for outstanding undrawn Letters of Credit as defined in Section 7.4(b).

        "COMMITMENT" means the Lender's obligations to make Loans and issue Letters of Credit pursuant to Sections 2.1 and 2.2.

        "COMMITMENT AMOUNT" means an amount equal to $35,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

        "COMMITMENT TERMINATION DATE" means the earliest of (i) three (3) years from the date hereof; (ii) the date on which the Commitment is terminated in full or reduced to zero pursuant to Section 2.13; or (iii) the occurrence of any Event of Default described in Sections 7.1 with respect to the Borrower or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Lender to the Borrower pursuant to Section 7.2 that the Commitment has been terminated.

        "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit 6.6.

        "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense of the Borrower and its Subsidiaries on a consolidated basis for such period in connection with Indebtedness, determined in accordance with GAAP.

        "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss), after provision for taxes, of the Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

        "CONSOLIDATED NET WORTH" means, as of any date of determination, the Borrower's consolidated stockholders equity determined in accordance with GAAP.

        "CONVERSION DATE" means the date the Revolving Loans convert into the Term Loan as defined in Section 2.1(b).

        "CREDIT DOCUMENTS" means this Agreement, the Note, the Subsidiary Guaranties, the Applications, the Issuance Requests and any other documents or instruments executed by the Borrower or any of the Guarantors in connection with this Agreement.

        "DEFAULT" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

        "DOLLAR" and "U.S. DOLLAR" and the sign "$" means lawful money of the United States of America.

        "EBITDA" means, for the first three (3) calendar quarters of 1997 on an annualized year-to-date basis and thereafter, for any period, on a historic four fiscal quarter rolling basis, the sum of (i) Consolidated Net Income plus each of the following to the extent actually deducted in determining Consolidated Net Income (a) Consolidated Interest Expense, (b) provisions for taxes based on income or revenues, and (c) any extraordinary, unusual or nonrecurring gains or losses plus (ii) the amount of all depreciation, amortization expense and other non-cash charges deducted in determining Consolidated Net Income, all calculated on a consolidated basis for the Borrower and its Subsidiaries and as determined in accordance with GAAP. EBITDA shall be determined as of the date hereof based upon the aggregate pro forma EBITDA of the Founding Companies. Upon the consummation of any Acquisition, EBITDA shall be adjusted to include the historical financial results of the acquired business (on a trailing four fiscal quarter pro forma basis).

        "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violations, investigations or proceedings relating to any Environmental Law ("CLAIMS") or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health or safety in relation to the environment.

        "ENVIRONMENTAL LAW" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment relating to (i) the environment, (ii) health or safety in relation to the environment or (iii) Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "EURODOLLAR RESERVE PERCENTAGE" means, with respect to each Interest Period for a LIBOR Loan, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto), for determining the maximum reserve requirements (including, without limitation, any supplemental, marginal and emergency reserves) applicable to "Eurocurrency Liabilities" pursuant to Regulation D of the Board of Governors of the Federal Reserve System or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

        "EVENT OF DEFAULT" means any of the events or circumstances specified in
Section 7.1.

        "FIXED CHARGE COVERAGE RATIO" means, for the first three (3) calendar quarters of 1997 on an annualized year-to-date basis and thereafter, for any period, on a historic four fiscal quarter rolling basis, the ratio of (i) the sum of, without duplication, (a) EBITDA, minus (b) cash taxes, minus (c) all cash expenditures (which have not been financed) for fixed or capital assets which in accordance with GAAP would be classified as capital expenditures, minus
(d) all cash dividends, distributions or payments made in respect of the capital stock of the Borrower as permitted hereunder; to (ii) the sum of, without duplication, (a) the portion of Funded Debt due and payable within one (1) year of the date of determination (including an amount equal to 1/7th of any outstanding balance of the Revolving Loans), plus (b) Consolidated Interest Expense, all calculated on a consolidated basis for the Borrower and its Subsidiaries and as determined in accordance with GAAP. Upon the consummation of any Acquisition, the Fixed Charge Coverage Ratio shall be determined including the historical financial results of the acquired business (on a trailing four fiscal quarter pro forma basis).

        "FOUNDING COMPANIES" means Fraser Industries, Inc., a Texas corporation, Ridge Pallets, Inc., a Florida corporation, and Interstate Pallet Co., Inc., a Virginia corporation.

        "FUNDED DEBT" means, as of any date of determination, the sum, without duplication, of the following for the Borrower and its Subsidiaries: (i) Indebtedness for borrowed money, all obligations evidenced by bonds, debentures, notes or similar instruments, and purchase money obligations which in accordance with GAAP would be shown on the consolidated balance sheet of the Borrower as a liability, (ii) all reimbursement obligations relative to the face amount of all drawn letters of credit issued for the account of the Borrower or any of its Subsidiaries, and (iii) all Capitalized Lease Obligations.

        "FUNDED DEBT TO EBITDA RATIO" means, for any period, the ratio of (i) Funded Debt, to (ii) EBITDA.

        "GAAP" means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

        "GUARANTOR" means each of the Founding Companies and any other Subsidiary of the Borrower required to become a Guarantor pursuant to Section 6.9.

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
        "GUARANTY" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guarantying or in effect guarantying any Indebtedness, dividend or other obligation (including, without limitation, obligations in connection with sales of any property) of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation, or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness or obligations of the ability of the primary obligor to make payment of the Indebtedness or obligation; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, in each case primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation; or (iii) to lease property or to purchase securities or other property or services of the primary obligor primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation; or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the amount that would apply if such obligation were the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

        "HAZARDOUS MATERIAL" shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall include any substance defined as "HAZARDOUS" or "TOXIC" or words used in place thereof under any Environmental Law applicable to the Borrower or any of its Subsidiaries.

        "HIGHEST LAWFUL RATE" means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or the Reimbursement Obligations, or under laws applicable to the Lender, which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether the Loans or the Reimbursement Obligations are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans or the Reimbursement Obligations, as applicable.

        "INDEBTEDNESS" means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money;
(ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person or reimbursement obligations or other obligations with respect to letters of credit issued for such Person's account or letters of credit issued pursuant to such Person's application therefor; (iv) obligations of other Persons, whether or not assumed, secured by Liens upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property's fair market value; (v) Capitalized Lease Obligations of such Person;
(vi) obligations under hedge, swap, exchange, forward, future, collar or cap arrangements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates, commodity prices, and currency exchange rates; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing of another Person. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to which such Person is a party, to the extent such Indebtedness has recourse to such Person.

        "INITIAL BORROWING DATE" means the date on which all conditions precedent set forth herein to the initial Borrowings are satisfied or waived in writing and the initial Borrowing hereunder occurs.

        "INTANGIBLE ASSETS" means patents, patent applications, copyrights, trademarks, trade names, service marks, brand names, franchises, goodwill, experimental expenses and other similar intangibles, and all other property which would be considered to be intangible under GAAP, all calculated on a consolidated basis for the Borrower and its Subsidiaries.

        "INTEREST PAYMENT DATE" means (i) for a Base Rate Loan, the last Business Day of each calendar quarter such Loan is outstanding commencing June 30, 1997, and (ii) for a LIBOR Loan, the last Business Day of each Interest Period for such Loan and, during any Interest Period of six (6) months, the Business Day occurring three (3) months after the commencement of such Interest Period.

        "INTEREST PERIOD" means the period commencing on the date that a Borrowing of LIBOR Loans is advanced, continued or created by conversion and, subject to Section 2.5, ending on the date one (1), two (2), three (3) or six
(6) months thereafter as selected by the Borrower pursuant to the terms of this Agreement.

        "IPO CLOSING DATE" means the closing date of the initial public offering of the Borrower's capital stock.

        "L/C DOCUMENTS" means this Agreement, the Letters of Credit and any Applications with respect thereto and any draft or other document presented in connection with a drawing thereunder.

        "L/C OBLIGATIONS" means the undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations with respect to Letters of Credit.

        "LENDER" is defined in the preamble.

        "LETTER OF CREDIT" means any of the letters of credit issued by the Lender for the account of the Borrower pursuant to Section 2.2(a).

        "LIBOR LOAN" means a Loan bearing interest prior to maturity at the Adjusted LIBOR Rate plus the Applicable Margin.

        "LIBOR RATE" means, relative to any Interest Period for each LIBOR Loan comprising part of the same Borrowing, a rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%), equal to the arithmetic average of the quotation by the Lender of the rate of interest per annum at which deposits in Dollars in immediately available and freely transferable funds are offered to the Lender two (2) Business Days before the commencement of such Interest Period by major banks in the London interbank market as at or about 10:00 a.m. (New York, New York time) for a period approximately equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Loan to which such Interest Period relates scheduled to be made, continued or converted pursuant to the terms hereof, as applicable, as part of such Borrowing.

        "LIEN" means any interest in any property or asset in favor of a Person other than the owner of the property or asset and securing an obligation owed to such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

        "LOAN" mean a Base Rate Loan or a LIBOR Loan, each of which is a "TYPE" of Loan hereunder, and includes both the Revolving Loans and the Term Loan.

        "MATERIAL ADVERSE EFFECT" means an effect that results in a material adverse change since the IPO Closing Date and based upon the financial statements dated as of November 30, 1996, contained in the Registration Statement, in (i) the business, properties, assets, financial condition or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, or (ii) in the ability of the Borrower or any of the Guarantors to perform its Obligations under the Credit Documents to which it is a party.

        "MATURITY DATE" means March 25, 2004.

        "NOTE" shall mean the promissory note of the Borrower as defined in
Section 2.11.

        "OBLIGATIONS" means all obligations of the Borrower and the Guarantors to pay fees, costs and expenses hereunder, to pay principal or interest on Loans and to pay any other obligations to the Lender arising under or in relation to any Credit Document.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

        "PERMITTED BUSINESS" means any business described in Section 6.8.

        "PERMITTED LIENS" means the Liens described in Section 6.13.

        "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

        "PLAN" means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by the Borrower or any of its Subsidiaries, or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any of its Subsidiaries is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made or had an obligation to make contributions.

        "REGISTRATION STATEMENT" means the Borrower's registration statement on Form S-1 (Reg. No. 333-18683) filed with the Securities and Exchange Commission relating to the Borrower's initial public offering of shares of its common stock.

        "REIMBURSEMENT OBLIGATION" means the obligations of the Borrower to reimburse the Lender for each drawing under a Letter of Credit as described in
Section 2.2(c).

        "REVOLVING LOAN" has the meaning specified in Section 2.1(a).

        "SUBSIDIARY" means, for any Person, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors of such corporation, any managers of such limited liability company or similar governing body (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, as applicable, or by one or more of its Subsidiaries.

        "SUBSIDIARY GUARANTY" means each Guaranty of the Subsidiary Guarantors in substantially the form of Exhibit 4.1A.

        "TANGIBLE NET WORTH" means Consolidated Net Worth minus Intangible Assets, determined in accordance with GAAP.

        "TAXES" shall have the meaning ascribed to such term in Section 5.12.

        "TERM LOAN" has the meaning specified in Section 2.1(b).

        "TOTAL LIABILITIES" means, as of any date of determination, the sum of all liabilities (excluding contingent liabilities) calculated on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

        "TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO" means, for any period, the ratio of (i) Total Liabilities, to (ii) Tangible Net Worth.

        "UNFUNDED VESTED LIABILITIES" means, for any Plan at any time, the amount by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any of its Subsidiaries to the PBGC or such Plan.

        Section 1.2. INTERPRETATION. The foregoing definitions shall be equally applicable to the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Houston, Texas time unless otherwise specifically provided.

SECTION 2.  THE CREDIT FACILITY.

        Section 2.1. LOANS. (a) REVOLVING LOANS. Subject to the terms and conditions hereof, the Lender agrees to make one or more loans (each, a "REVOLVING LOAN") to the Borrower from time to time before the Commitment Termination Date on a revolving basis in an aggregate amount not to exceed at any time outstanding an amount equal to the Commitment Amount (its "COMMITMENT"), subject to any reductions thereof pursuant to the terms of this Agreement. The Lender shall not be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate principal amount of the Loans and the L/C Obligations outstanding of the Borrower would thereby exceed the Commitment Amount then in effect. Revolving Loans may be repaid, in whole or in part, and all or any portion of the principal amount thereof reborrowed, before the Commitment Termination Date, subject to the terms and conditions hereof.

        (b) TERM LOAN. Subject to the terms and conditions hereof, the outstanding principal balance of all Revolving Loans shall be converted into a term loan (the "TERM LOAN") on March 25, 2000 (the "CONVERSION DATE").

        Section 2.2. LETTERS OF CREDIT. (a) ISSUANCE OF LETTERS OF CREDIT. Subject to the terms and conditions hereof, the Lender agrees to issue at the request of the Borrower, from time to time prior to the Commitment Termination Date, one or more letters of credit (each a "LETTER OF CREDIT") for the Borrower's account in an aggregate undrawn face amount at any time outstanding not to exceed $10,000,000. The Lender shall not be required to issue a Letter of Credit, if after giving effect thereto, the aggregate principal amount of the Loans and the L/C Obligations outstanding of the Borrower would thereby exceed the Commitment Amount then in effect; PROVIDED FURTHER THAT the Lender shall have no obligation to issue a Letter of Credit if the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to the Lender. Each Letter of Credit shall have an expiry date no later than June 30, 2000.

        (b) ISSUANCE PROCEDURE. To request that the Lender issue a Letter of Credit, the Borrower shall deliver to the Lender a duly executed Borrowing Request in substantially the form of Exhibit 2.2A (each, a "BORROWING REQUEST"), together with a duly executed application for the relevant Letter of Credit substantially in the form of Exhibit 2.2B (each, an "APPLICATION"), or such other computerized issuance or application procedure, instituted from time to time by the Lender and agreed to by the Borrower, completed to the reasonable satisfaction of the Lender, and such other documentation and information as the Lender may reasonably request. In the event of any irreconcilable difference or inconsistency between this Agreement and an Application, the provisions of this Agreement shall govern. Upon receipt of a properly completed and executed Borrowing Request and Application and any other reasonably requested documents or information at least three (3) Business Days prior to any requested issuance date, the Lender will process such Borrowing Request and Application in accordance with its customary procedures and issue the requested Letter of Credit on the requested issuance date. The Borrower may cancel any requested issuance of a Letter of Credit prior to the issuance thereof.

        (c)    THE BORROWER'S REIMBURSEMENT OBLIGATIONS.

               (i) The Borrower hereby irrevocably and unconditionally agrees to reimburse the Lender for each payment or disbursement made by the Lender to settle its obligations under any draft drawn under a Letter of Credit (each, a "REIMBURSEMENT OBLIGATION") within two (2) Business Days from when such draft is paid with either funds not borrowed hereunder or with a Borrowing subject to
Section 2.4 and the other terms and conditions contained in this Agreement. The Reimbursement Obligation shall bear interest (which the Borrower hereby promises to pay) from and after the date such draft is paid until (but excluding the date) the Reimbursement Obligation is paid at the lesser of the Highest Lawful Rate or the Base Rate plus the Applicable Margin so long as the Reimbursement Obligation shall not be past due, and thereafter at the default rate per annum as set forth in Section 2.8(c). If any such payment or disbursement is reimbursed to the Lender on the date such payment or disbursement is made by the Lender, interest shall be paid on the reimbursable amount for one (1) day. The Lender shall give the Borrower notice of any drawing on a Letter of Credit within one (1) Business Day after such drawing is paid.

               (ii) The Borrower agrees for the benefit of the Lender that, notwithstanding any provision of any Application, the obligations of the Borrower under this Section 2.2(c) and each applicable Application shall be absolute, unconditional and irrevocable (subject to Section 2.2(b)) and shall be performed strictly in accordance with the terms of this Agreement and each applicable Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement or a defense based on the gross negligence or willful misconduct of the Lender), including, without limitation, the following circumstances:

                      (1) any lack of validity or enforceability of any of the
               L/C Documents;

                      (2) the existence of any claim, setoff, defense or other
               right the Borrower or any Subsidiary may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

                      (3) any statement or any other document presented under a
               Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, PROVIDED THAT the Lender's determination that documents presented under the Letter of Credit comply with the terms thereof did not constitute gross negligence or willful misconduct of the Lender;

                      (4) payment by the Lender under a Letter of Credit against presentation to the Lender of a draft or certificate that does not comply with the terms of the Letter of Credit, PROVIDED THAT the Lender's determination that documents presented under the Letter of Credit comply with the terms thereof did not constitute gross negligence or willful misconduct of the Lender; or

                      (5) any other act or omission to act or delay of any kind
               by the Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.2(c), constitute a legal or equitable discharge of the Borrower's obligations hereunder or under any L/C Document, PROVIDED THAT such act or omission of the Lender did not constitute gross negligence or willful misconduct of the Lender.

        Section 2.3. TYPES OF LOANS AND MINIMUM BORROWING AMOUNTS. Borrowings of Loans may be outstanding as either Base Rate Loans or LIBOR Loans, as selected by the Borrower pursuant to Section 2.4. All Borrowings advanced on the Initial Borrowing Date shall be advanced as Base Rate Loans unless the requisite notice for a LIBOR Loan has been given pursuant to Section 2.4(a). Each Borrowing of Base Rate Loans shall be in an amount of not less than $100,000 and each Borrowing of LIBOR Loans shall be in an amount of not less than $500,000.

        Section 2.4.  MANNER OF BORROWING.

        (a) NOTICE TO THE LENDER AND FUNDING. Subject to the limitations in
Section 2.3, the Borrower shall give notice to the Lender by no later than 11:00 a.m. at least three (3) Business Days before the date on which the Borrower requests the Lender to advance a Borrowing of LIBOR Loans and on the date the Borrower requests the Lender to advance a Borrowing of Base Rate Loans pursuant to a duly executed Borrowing Request. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing of a Loan, the Lender, subject to all other provisions hereof, shall make available its Loan in funds immediately available in Houston, Texas for the benefit of the Borrower.

        (b) SELECTION OF INTEREST PERIODS. The Borrower may select multiple Interest Periods for the Loans constituting any particular Borrowing, provided that at no time shall the number of different Interest Periods for outstanding LIBOR Loans exceed five (5). The Loans included in each Borrowing shall bear interest initially at the type of rate specified in the Borrowing Request with respect thereto. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to
Section 2.3's minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of LIBOR Loans, the Borrower may continue part or all of such Borrowing as LIBOR Loans for an Interest Period specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the Borrower may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.12 and all interest accrued on such Borrowing, and (ii) if such Borrowing is of Base Rate Loans, the Borrower may convert all or part of such Borrowing into LIBOR Loans for an Interest Period specified by the Borrower on any Business Day. Notices of the continuation of a Borrowing of LIBOR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of LIBOR Loans into Base Rate Loans or of Base Rate Loans into LIBOR Loans must be given by no later than 11:00 a.m. at least three (3) Business Days before the date of the requested continuation or conversion. The Borrower shall give such notices concerning the advance, continuation, or conversion of a Borrowing by telephone or facsimile (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Borrower agrees that the Lender may rely on any such telephonic or facsimile notice given by any person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Lender has acted in reliance thereon.

        (c) BORROWER'S FAILURE TO NOTIFY. If the Borrower fails to give notice pursuant to Section 2.4(a) or (b) of (i) the continuation or conversion of any outstanding principal amount of a Borrowing of LIBOR Loans or of (ii) a Borrowing of Loans to pay outstanding Reimbursement Obligations, and has not notified the Lender by 11:00 a.m. at least three (3) Business Days before the last day of the Interest Period for such Borrowing of LIBOR Loans or the day such Reimbursement Obligation becomes due that it intends to repay such Borrowing or such Reimbursement Obligation with funds not borrowed hereunder, the Borrower shall be deemed to have requested, as applicable, (x) the continuation of such Borrowing as a LIBOR Loan with an Interest Period of one
(1) month or (y) the advance of a new Borrowing of Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be deemed to have been funded on such day to pay the Reimbursement Obligation then due, in each case so long as no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to a Borrowing set forth in Section 4.2. Upon the occurrence and during the continuance of any Event of Default, (i) each LIBOR Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan and (ii) the obligation of the Lender to make, continue or convert Loans into LIBOR Loans shall be suspended.

        Section 2.5. INTEREST PERIODS. As provided in Section 2.4(a) and (b), at the time of each request for the advance or continuation of, or conversion into, a Borrowing of LIBOR Loans, the Borrower shall select an Interest Period applicable to such LIBOR Loans from among the available options subject to the limitations in Section 2.4(a); PROVIDED, HOWEVER, that:

        (i) the Borrower may not select an Interest Period for a Borrowing of LIBOR Loans that extends beyond the Maturity Date;

        (ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall either be (i) extended to the next succeeding Business Day, or (ii) reduced to the immediately preceding Business Day if the next succeeding Business Day is in the next calendar month; and

        (iii) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; PROVIDED, HOWEVER, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if such Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

        Section 2.6.  INTEREST PAYMENTS.

        (a) BASE RATE LOANS. Each Base Rate Loan shall bear interest (computed on the basis of a 365/366-day year and actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a LIBOR Loan in accordance with Section 2.4(b) hereof, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of the Base Rate from time to time in effect plus the Applicable Margin, payable in arrears on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise) or conversion to a LIBOR Loan in accordance with
Section 2.4(b).

        (b) LIBOR LOANS. Each LIBOR Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Base Rate Loan in accordance with Section 2.4(b) hereof, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of the Adjusted LIBOR Rate plus the Applicable Margin, payable in arrears on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise) or conversion to a Base Rate Loan in accordance with Section 2.4(b).

        (c) RATE DETERMINATIONS. The Lender shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder and such determination shall be conclusive and binding except in the case of the Lender's manifest error or willful misconduct. The Lender shall give prompt telephonic, telex or facsimile notice to the Borrower of the interest rate applicable to each Loan or Reimbursement Obligation (but, if such notice is given by telephone, the Lender shall confirm such rate in writing) promptly after the Lender has made such determination.

        Section 2.7. DEFAULT RATES. If any payment of principal on any Loan is not made when due after the expiration of the grace period therefor provided in
Section 7.1 (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) from the date such payment was due until such principal then due is paid in full, payable on demand, at a rate per annum equal to:

        (a) for any Base Rate Loan the lesser of (i) the Highest Lawful Rate, or
(ii) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at maturity) plus the Applicable Margin;

        (b) for any LIBOR Loan the lesser of (i) the Highest Lawful Rate, or
(ii) the sum of two percent (2%) per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period for such Loan and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at maturity) plus the Applicable Margin; and

        (c) for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at maturity) plus the Applicable Margin.

It is the intention of the Lender to conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or the Loans or the Reimbursement Obligations would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Agreement, the Note or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Note or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Agreement, the Note or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by the Lender on the principal amount of the Note or to the Reimbursement Obligations (or, if the principal amount of the Note and all Reimbursement Obligations shall have been paid in full, refunded by the Lender to the Borrower); (ii) in the event that the maturity of the Note is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to the Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Note, any other Credit Document or otherwise shall be automatically canceled by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of the Note or to the Reimbursement Obligations (or if the principal amount of the Note and all Reimbursement Obligations shall have been paid in full, refunded by the Lender to the Borrower); and (iii) if at any time the interest provided hereunder, together with any other fees payable pursuant to this Agreement, the Note or any other Credit Document and deemed interest under applicable law, exceeds the amount that would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to the Lender hereunder and thereunder shall be limited to the amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions shall not reduce the interest to accrue to the Lender hereunder and thereunder below the Highest Lawful Rate until the total amount of interest accrued pursuant hereto and thereto and such fees deemed to be interest equals the amount of interest which would have accrued to the Lender if a varying rate per annum equal to the interest hereunder had at all times been in effect plus the amount of fees which would have been received but for the effect of this Section 2.7. To the extent that Article 5069-1.04 of the Texas Revised Civil Statutes is relevant to the Lender for the purpose of determining the Highest Lawful Rate, the Lender hereby elects to determine the applicable rate ceiling under such Article by the indicated (weekly) rate ceiling from time to time in effect, subject to its right subsequently to change such method in accordance with applicable law. In the event the Loans and all Reimbursement Obligations are paid in full by the Borrower prior to the full stated term of the Loans and the interest received for the actual period of the existence of the Loans or the Reimbursement Obligations exceeds the Highest Lawful Rate, the Lender shall refund to the Borrower the amount of the excess or shall credit the amount of the excess against amounts owing under the Loan and the Lender shall not be subject to any of the penalties provided by law for contracting for, taking, reserving, charging or receiving interest in excess of the Highest Lawful Rate. Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Note.

        Section 2.8. AMORTIZATION AND MATURITY OF TERM LOAN. The outstanding principal balance of the Term Loan as of the Conversion Date shall be paid in equal quarterly installments in an amount necessary to amortize in full the principal amount thereof over a four (4) year period. All remaining principal outstanding under the Term Loan, together with accrued and unpaid interest and all other fees then due and owing under any Credit Document, shall mature and become due and payable on the Maturity Date.

        Section 2.9. OPTIONAL PREPAYMENTS. The Borrower shall have the privilege of prepaying the Loans without premium or penalty in whole or in part at any time. Optional prepayments of the Term Loan shall be applied to the remaining installments thereof in inverse order of maturity. If the Borrower is prepaying LIBOR Loans, it shall give to the Lender notice of such prepayment no later than 11:00 a.m. at least three (3) Business Days before the proposed prepayment date. All prepayments of LIBOR Loans shall be accompanied by accrued interest thereon, together with any applicable breakage fees and funding losses pursuant to
Section 2.12. The Borrower may direct the application of any optional prepayment hereunder to the Base Rate Loans or LIBOR Loans outstanding.

        Section 2.10. MANDATORY PREPAYMENTS OF LOANS. If the aggregate principal amount of outstanding Loans and L/C Obligations shall at any time for any reason exceed the Commitment Amount then in effect, the Borrower shall, immediately and without notice or demand, pay the amount of such excess to the Lender as a prepayment of the Loans and, if all Loans have been paid, a pre-funding of Letters of Credit pursuant to the provisions of Section 7.4. Any mandatory prepayment of Loans pursuant hereto shall not be limited by the notice provision for prepayments set forth in Section 2.9, but immediately upon determining the need to make any such prepayment, the Borrower shall notify the Lender of such required prepayment. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.12.

        Section 2.11. THE NOTE. The Loans outstanding to the Borrower from the Lender shall be evidenced by a promissory note of the Borrower payable to the Lender in the form of Exhibit 2.11 (such promissory note, together with any replacements thereof, the "NOTE"). Each holder of the Note shall record on its books and records or on a schedule to the Note the amount of each Loan outstanding from it to the Borrower, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan and, if a LIBOR Loan, the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of a holder of a Note or on a schedule to its Note, shall be PRIMA FACIE evidence as to all such matters; PROVIDED, HOWEVER, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans outstanding to it hereunder, together with accrued interest thereon.

        Section 2.12. BREAKAGE FEES. If the Lender incurs any loss, cost or expense (including, without limitation, any loss of profit and loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Lender) as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Sections 8.1 or 8.2:

        (i) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period (whether by acceleration, prepayment or otherwise);

        (ii) any failure to make a principal payment of a LIBOR Loan on the due date therefor; or

        (iii) any failure by the Borrower to borrow, continue, prepay or convert to a LIBOR Loan on the date specified in a notice given pursuant to Section 2.4(a) or (b),

then the Borrower shall pay to the Lender such amount as will reimburse the Lender for such loss, cost or expense. If the Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of the Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense), and the amounts shown on such certificate shall be conclusive and binding absent manifest error. Within ten (10) days of receipt of such certificate, the Borrower shall pay to the Lender such amount as will compensate the Lender for such loss, cost or expense as provided herein.

        Section 2.13. COMMITMENT TERMINATIONS. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days' prior and irrevocable written notice to the Lender, to terminate or reduce the Commitment without premium or penalty, in whole or in part, any partial termination to be in an amount not less than $1,000,000 as determined by the Borrower; PROVIDED THAT the Commitment Amount may not be reduced to an amount less than the sum of the aggregate principal amount of outstanding Loans plus the aggregate outstanding L/C Obligations, after giving effect to payments on such proposed termination or reduction date, unless the Borrower provides to the Lender cash collateral in an amount sufficient to cover such shortage or back to back letters of credit from a bank satisfactory to the Lender in an amount equal to the undrawn face amount of any applicable outstanding Letters of Credit with an expiry date of at least five (5) days after the expiry date of any applicable Letter of Credit and which provide that the Lender may make a drawing thereunder in the event that it pays a drawing under such Letter of Credit. Any termination of the Commitment pursuant to this Section 2.13 is permanent and may not be reinstated.

SECTION 3.  FEES AND PAYMENTS.

        Section 3.1. FEES. (a) COMMITMENT FEE. For the period from the date hereof to and including the Commitment Termination Date, the Borrower shall pay to the Lender a commitment fee of 0.25% per annum (computed on a basis of a 365/366-day year and actual days elapsed) on an amount equal to the average daily difference between the Commitment Amount and the aggregate outstanding Loans and L/C Obligations. Such fee shall be payable in arrears commencing on June 30, 1997, and on the last Business Day of each calendar quarter thereafter and on June 30, 2000, unless the Commitment is terminated in whole on an earlier date, in which event the commitment fee for the period to but not including the date of termination shall be paid in whole on the date of such termination.

        (b) LETTER OF CREDIT FEES. Commencing upon the date of issuance or extension of any Letter of Credit, the Borrower shall pay to the Lender quarterly in arrears (pro rated, if necessary for any portion of such quarter), a non-refundable fee equal to the greater of (x) $500 per quarter, or (y) the face amount of such Letter of Credit times 1.0% per annum, calculated in each case on the basis of a 365/366-day year and actual days in the period and based on the then scheduled expiry date of the Letter of Credit. Thereafter, such fees shall be payable by the Borrower in arrears on the last Business Day of each calendar quarter of each year commencing with the calendar quarter ending June 30, 1997, with the last such payment on the date any such Letter of Credit expires. In addition, the Borrower shall pay to the Lender reasonable administrative and amendment fees and expenses for Letters of Credit established by the Lender from time to time in accordance with its customary practices and as agreed between the Lender and the Borrower.

        Section 3.2. PLACE AND APPLICATION OF PAYMENTS. All payments of principal of and interest on the Loans and the Reimbursement Obligations and all other amounts payable by the Borrower under the Credit Documents shall be made by the Borrower to the Lender by no later than 1:30 p.m. on the due date thereof at the office of the Lender in Houston, Texas (or such other location as the Lender may designate to the Borrower). Any payments received by the Lender from the Borrower after 1:30 p.m. shall be deemed to have been received on the next Business Day.

SECTION 4.  CONDITIONS PRECEDENT.

        Section 4.1. CONDITIONS PRECEDENT TO INITIAL BORROWING. The obligation of the Lender to advance any Loans hereunder and to issue any Letter of Credit on the Initial Borrowing Date is subject to the following conditions precedent, all in form and substance satisfactory to the Lender:

        (a)    The Lender shall have received:

               (i)    NOTE.  The duly executed Note of the Borrower;

               (ii) GUARANTIES. The duly executed Guaranties of each of the Founding Companies in substantially the form of Exhibit 4.1A;

               (iii) CERTIFICATE OF OFFICERS OF BORROWER AND FOUNDING COMPANIES. A certificate of the Secretary or Assistant Secretary and the President or Vice President of each of the Borrower and the Guarantors containing specimen signatures of the persons authorized to execute Credit Documents on such Person's behalf or any other documents provided for herein, together with (x) copies of resolutions of the Board of Directors of such Person authorizing the execution and delivery of the Credit Documents and of all other legal documents or proceedings taken by such Person in connection with the execution and delivery of the Credit Documents, (y) copies of such Person's Certificate or Articles of Incorporation, certified by the Secretary of State of such Person's jurisdiction of organization, and Bylaws and (z) a certificate of existence and good standing from the appropriate governing agency of such Person's jurisdiction of organization and of all jurisdictions where such Person is authorized to do business;

               (iv) FEES. Payment of a nonrefundable arrangement fee of $87,500 and all other expenses not to exceed $20,000, reasonably incurred through the date hereof then due and owing to the Lender pursuant to this Agreement;

               (v) COMPLIANCE CERTIFICATE. A duly executed pro forma Compliance Certificate;

               (vi) INSURANCE CERTIFICATE. An insurance certificate from the Borrower describing in reasonable detail the insurance maintained by the Borrower and its Subsidiaries as required by the Credit Documents;

               (vii) CONSENTS. Certified copies of all documents evidencing any necessary consents and governmental approvals taken or obtained by the Borrower and the Guarantors with respect to the Credit Documents;

               (viii) RELEASES. Evidence reasonably satisfactory to the Lender that all Funded Debt of the Founding Companies has been paid or will be paid from the proceeds of the initial Borrowing hereunder and evidence that all Liens granted in connection with any of same have been released or will be released within ten (10) days from the date hereof except for the existing Indebtedness listed on Schedule 6.14 and except as otherwise permitted hereunder;

               (ix) OPINION OF COUNSEL. The opinion of Andrews & Kurth, L.L.P., legal counsel to the Borrower and the Guarantors covering such matters as the Lender may reasonably require;

               (x) INITIAL PUBLIC OFFERING. The Borrower shall have received net proceeds of at least $20,000,000 from an initial public offering of its capital stock, and the Borrower shall own one hundred percent (100%) of the capital stock of each of the Founding Companies; and

               (xi) OTHER DOCUMENTS. Such other documents as the Lender may reasonably request.

        (b) All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Lender.

        Section 4.2. CONDITIONS PRECEDENT TO ALL BORROWINGS. In the case of each advance of a Borrowing hereunder (including the issuance of, increase in the amount of, or extension of the expiry date of, a Letter of Credit and including the initial Borrowing hereunder):

        (a) NOTICES. In the case of a Borrowing, the Lender shall have received the Borrowing Request required by Section 2.4, and in the case of the issuance, extension or increase of Letter of Credit, the Lender shall have received a duly completed Borrowing Request and Application for such Letter of Credit meeting the requirements of Section 2.2;

        (b) REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. Each of the representations and warranties of the Borrower and its Subsidiaries set forth herein and in the Credit Documents shall be true and correct in all material respects as of the time of such new Borrowing, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

        (c) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing;

        (d) NEW LITIGATION AND CHANGES IN PENDING LITIGATION. Since the date hereof, no new litigation (including, without limitation, derivative or injunctive actions), arbitration proceedings or governmental proceedings shall be pending or known to be threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and no material development (whether or not disclosed) shall have occurred in any litigation (including, without limitation, derivative or injunctive actions), arbitration proceedings or governmental proceedings previously disclosed, which could reasonably be expected to have a Material Adverse Effect;

        (e) REGULATION U; OTHER LAWS. The Borrowings to be made by the Borrower shall not result in either the Borrower or the Lender being in non-compliance with or in violation of Regulation U of the Board of Governors of the Federal Reserve System and shall not be prohibited by any other legal requirement (including Regulations G, T and X of the Board of Governors of the Federal Reserve System) imposed by the banking laws of the United States of America, and shall not otherwise subject the Lender to a penalty or other onerous conditions under or pursuant to any legal requirement; and

        (f) MATERIAL ADVERSE CHANGE. There has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.

Each request for the advance of a Borrowing and each request for the issuance of, increase in the amount of, or extension of the expiry date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing, or issuance of, increase in the amount of, or extension of the expiry date of, such Letter of Credit that all conditions precedent to such Borrowing have been satisfied or fulfilled unless the Borrower gives to the Lender written notice to the contrary, in which case the Lender shall not be required to fund such advances and the Lender shall not be required to issue, increase the amount of or extend the expiry date of such Letter of Credit unless the Lender shall have previously waived in writing such non-compliance. In the event that any of the conditions specified in Section 4.2(c) are not satisfied, the Borrower may not convert any Base Rate Loan into a LIBOR Loan or continue any LIBOR Loan and may only convert or continue any LIBOR Loan into or as a Base Rate Loan in accordance with Section 2.4(b) hereof and subject to the applicability of the provisions of Section 2.8 regarding default rates of interest. Further, in such case, any LIBOR Loan which has not been accelerated pursuant to the terms hereof shall automatically convert into a Base Rate Loan at the end of the applicable Interest Period unless prior to such time, the conditions specified in Section 4.2(c) shall have been satisfied or waived pursuant to the terms hereof.

SECTION 5.  REPRESENTATIONS AND WARRANTIES.

        The Borrower represents and warrants to the Lender as follows:

        Section 5.1. CORPORATE ORGANIZATION. (a) The Borrower and each of its Subsidiaries (i) is a duly incorporated and existing corporation (or other Person) in good standing under the laws of the jurisdiction of its organization,
(ii) has all necessary corporate power (or comparable power, in the case of a Subsidiary that is not a corporation) to own the property and assets it uses in its business and otherwise to carry on its business as described in the Registration Statement, and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.

        (b) As of the date hereof, the Borrower has no Subsidiaries other than the Founding Companies, and the Borrower owns one hundred percent (100%) of each class of capital stock of each of the Founding Companies.

        Section 5.2. CORPORATE POWER AND AUTHORITY; VALIDITY. Each of the Borrower and the Guarantors has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each of the Borrower and the Guarantors has duly executed and delivered each such Credit Document and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether in a proceeding in equity or at law.

        Section 5.3. NO VIOLATION. Neither the execution, delivery nor performance by the Borrower or any of the Guarantors of the Credit Documents nor compliance by any of such Persons with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, except where such contravention could not reasonably be expected to have a Material Adverse Effect, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under (except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect), or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of the Borrower or its Subsidiaries under the terms of any contractual obligation to which the Borrower or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound or to which it may be subject, or (iii) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of such Person.

        Section 5.4. LITIGATION. There are no lawsuits (including, without limitation, derivative or injunctive actions), arbitration proceedings or governmental proceedings pending or, to the best knowledge of the Borrower, threatened, involving the Borrower or any of its Subsidiaries except as disclosed in Schedule 5.4 and except for such lawsuits or other proceedings which could not reasonably be expected to have a Material Adverse Effect.

        Section 5.5. USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans may only be used to provide working capital and for general corporate purposes (including the issuance of Letters of Credit) and for Acquisitions. Neither the Borrower nor any of its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Loan will be used to purchase or carry any "MARGIN STOCK" (as defined in Regulation U of the Board of Governors of the Federal Reserve System), to extend credit for the purpose of purchasing or carrying any "MARGIN STOCK," or for a purpose which violates Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

        Section 5.6. INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is an "INVESTMENT COMPANY" or a company "CONTROLLED" by an "INVESTMENT COMPANY," within the meaning of the Investment Company Act of 1940, as amended.

        Section 5.7. PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is a "HOLDING COMPANY," or a "SUBSIDIARY COMPANY" of a "HOLDING COMPANY," or an "AFFILIATE" of a "HOLDING COMPANY" or of a "SUBSIDIARY COMPANY" of a "HOLDING COMPANY," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 5.8. TRUE AND COMPLETE DISCLOSURE. All factual information (not including estimated, pro forma financial information and other projections) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries in writing to the Lender in connection with any Credit Document or any transaction contemplated therein is, and all other such factual information hereafter furnished by any such Persons in writing to the Lender in connection herewith, any of the other Credit Documents or the Loans will be, true and accurate in all material respects, taken as a whole, on the date of such information and not incomplete by omitting to state any material fact necessary to make the information therein not misleading at such time in light of the circumstances under which such information was provided. All estimates, pro forma financial information and projections furnished by the Borrower or any of its Subsidiaries in writing to the Lender in connection with any Credit Document or any transaction contemplated therein, were prepared by the Borrower in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was prepared.

        Section 5.9. FINANCIAL STATEMENTS. The financial statements included in the Registration Statement for each of the Founding Companies were prepared in accordance with GAAP, and each of such financial statements, together with the related notes and schedules, fairly presents the financial position of the applicable Founding Company as of the dates thereof and the results of operations for the periods covered thereby, subject in the case of interim financial statements to normal year-end adjustments. The pro forma financial statements of the Borrower and its Subsidiaries dated as of November 30, 1996, included in the Registration Statement, together with the related notes and schedules, fairly presents on a consolidated basis the pro forma financial position of the Borrower and its Subsidiaries as of the date thereof. The Borrower and its Subsidiaries have no material contingent liabilities or Indebtedness other than those disclosed in such pro forma financial statements.

        Section 5.10. NO MATERIAL ADVERSE CHANGE. From November 30, 1996, there has occurred no event or effect that has had, or to the best knowledge of the Borrower could reasonably be expected to have, a Material Adverse Effect.

        Section 5.11. LABOR CONTROVERSIES. There are no labor strikes, lock-outs, slow downs, work stoppages or similar events pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

        Section 5.12. TAXES. Except as disclosed on Schedule 5.12, the Borrower and its Subsidiaries have filed all federal tax returns and all other material tax returns required to be filed, and have paid all governmental taxes, rates, assessments, fees, charges and levies (collectively, "TAXES") except such Taxes, if any, as are being contested in good faith and for which reserves have been provided in accordance with GAAP and except where the failure to pay such Taxes could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.12, no tax liens have been filed and no claims are being asserted for Taxes. Except as disclosed on Schedule 5.12, the charges, accruals and reserves on the books of the Borrower and its Subsidiaries for Taxes and other governmental charges have been determined in accordance with GAAP.

        Section 5.13. ERISA. With respect to each Plan, the Borrower and its Subsidiaries have fulfilled their obligations under the minimum funding standards of, and are in compliance in all material respects with, ERISA and with the Code to the extent applicable to it, and have not incurred any liability under Title IV of ERISA to the PBGC or a Plan other than a liability to the PBGC for premiums under Section 4007 of ERISA, except where such liability could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has any contingent liability with respect to any post-retirement benefits under a welfare plan as defined in ERISA other than liability for continuation coverage described in Part 6 of Title I of ERISA, except where such liability could not reasonably be expected to have a Material Adverse Effect.

        Section 5.14. CONSENTS. All consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to consummate the Borrowings hereunder, on the date of each such Borrowing, have been obtained or made and are or will be in full force and effect.

        Section 5.15. CAPITALIZATION. All outstanding shares of the Borrower and its Subsidiaries have been duly and validly issued, are fully paid and nonassessable. Except as described in the Registration Statement, neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

        Section 5.16. OWNERSHIP OF PROPERTY. The Borrower and its Subsidiaries have good and marketable title to or a valid leasehold interest in all of its property except to the extent, in the aggregate, no Material Adverse Effect could reasonably be expected to result from the failure to have such title or interest, subject to no Liens except Permitted Liens. The Borrower and its Subsidiaries own or hold valid licenses to use all the material patents, trademarks, permits, service marks and trade names, free of any burdensome restrictions, that are necessary to the operation of the business of the Borrower and its Subsidiaries as presently conducted, except where the failure to own or hold such licenses could not reasonably be expected to have a Material Adverse Effect.

        Section 5.17. COMPLIANCE WITH STATUTES. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies and have all necessary permits, licenses and other necessary authorizations with respect to the conduct of their businesses and the ownership and operation of their properties except where the failure to so comply or hold such permits, licenses or other authorizations could not reasonably be expected to have a Material Adverse Effect.

        Section 5.18. ENVIRONMENTAL MATTERS.

        (a) Borrower and its Subsidiaries have complied with, and on the date of each Borrowing will be in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws except where failure to so comply could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there are no pending, past or threatened Environmental Claims against the Borrower or any of its Subsidiaries or any property owned or operated by the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there are no conditions or occurrences on any property owned or operated by the Borrower or any of its Subsidiaries or on any property adjoining or in the vicinity of any such property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any property owned or operated by the Borrower or any of its Subsidiaries, or (ii) to cause any property owned or operated by the Borrower or any of its Subsidiaries to be subject to any material restrictions on the ownership, occupancy, use or transferability of such property by the Borrower or any of its

Subsidiaries under any applicable Environmental Law except for any such condition or occurrence described in clauses (i) or (ii) which could not reasonably be expected to have a Material Adverse Effect.

        (b) To the best knowledge of the Borrower (i) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any property owned or operated by the Borrower or any of its Subsidiaries in a manner that has violated or could reasonably be expected to violate any Environmental Law, except for such violation which could not reasonably be expected to have a Material Adverse Effect, and (ii) Hazardous Materials have not at any time been released on or from any property owned or operated by the Borrower or any of its Subsidiaries in a matter that has violated or could reasonably be expected to violate any Environmental Law, except for such violation which could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.  COVENANTS.

        The Borrower covenants and agrees that, so long as any Note, Letter of Credit, Reimbursement Obligation or any other Obligation is outstanding or any Commitment is outstanding hereunder:

        Section 6.1. CORPORATE EXISTENCE. The Borrower and its Subsidiaries will preserve and maintain their existence except (i) for the dissolution of any Subsidiaries whose assets are transferred to the Borrower or any of its Subsidiaries and (ii) as otherwise expressly permitted herein.

        Section 6.2. MAINTENANCE. The Borrower and its Subsidiaries will maintain, preserve and keep their material plants, properties and equipment necessary to the proper conduct of their businesses in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, properties and equipment are reasonably preserved and maintained; PROVIDED, HOWEVER, that nothing in this Section 6.2 shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation or maintenance of any such plants, properties or equipment if such discontinuance is, in the judgment of the Borrower or any such Subsidiary, as applicable, desirable in the conduct of its business and not materially disadvantageous to the Lender.

        Section 6.3. TAXES. The Borrower and its Subsidiaries will duly pay and discharge all Taxes upon or against them or their properties before payment is delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP.

        Section 6.4. ERISA. The Borrower and its Subsidiaries will promptly pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan of a character which if unpaid or unperformed might result in the imposition of a material Lien against any properties or assets of the Borrower or any of its Subsidiaries and will promptly notify the Lender of
(i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (iii) the Borrower's or any of its Subsidiary's intention to terminate or withdraw from any Plan; and (iv) the occurrence of any event that could result in the incurrence of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries, in connection with any post-retirement benefit under a welfare plan benefit (as defined in ERISA).

        Section 6.5. INSURANCE. The Borrower and its Subsidiaries will maintain or cause to be maintained with responsible insurance companies, insurance against any loss or damage to all material insurable property and assets owned by them, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets, all of which policies shall provide that no policy shall terminate without at least thirty (30) days' advance written notice to the Lender and be reasonably acceptable to the Lender. The Borrower and each of its Subsidiaries will also insure employers' and public and product liability risks with responsible insurance companies, all as reasonably acceptable to the Lender. The Borrower will on or before January 31st of each calendar year and upon the request of the Lender, furnish a certificate from an officer of the Borrower setting forth the nature and extent of the insurance maintained pursuant to this Section 6.5.

        Section 6.6.  FINANCIAL REPORTS AND OTHER INFORMATION.

        (a) The Borrower and its Subsidiaries will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lender and its authorized representatives such information about the business and financial condition of the Borrower and its Subsidiaries as the Lender may reasonably request; and, without any request, will furnish to the Lender:

               (i) within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail and certified by the principal financial officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments; and

               (ii) within one hundred twenty (120) days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures for the preceding fiscal year and certified by the principal financial officer of the Borrower, to the effect that such statements fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows, and in the case of the consolidated statements, audited by an independent nationally-recognized accounting firm acceptable to the Lender together with a certificate of such accountants to Lender stating that in the course of the regular audit of the business of Borrower, which audit was conducted in accordance with GAAP, such accountants obtained no knowledge that a Default or an Event of Default has occurred and is continuing, or if, in the opinion of such accountants, a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof.

        (b) Each financial statement furnished to the Lender pursuant to subsections (i) and (ii) of Section 6.6(a) shall be accompanied by (i) a written certificate signed by the Borrower's principal financial officer to the effect that (x) no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, and (y) the representations and warranties contained herein are true and correct in all material respects as though made on the date of such certificate, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it was true and correct as of such earlier date and except as otherwise described therein, as a result of the transactions expressly permitted hereunder or as previously disclosed to the Lender, and (ii) a Compliance Certificate in the form of Exhibit 6.6 showing the Borrower's compliance with the financial covenants set forth herein.

        (c) Promptly upon receipt thereof, the Borrower will provide the Lender with a copy of each report or "management letter" submitted to the Borrower or any of its Subsidiaries by its independent accountants or auditors in connection with any annual, interim or special audit made by them of the books and records of the Borrower or any of its Subsidiaries.

        (d) Promptly after obtaining knowledge of any of the following, the Borrower will provide the Lender with written notice in reasonable detail of:
(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any property owned or operated by the Borrower or any of its Subsidiaries that if adversely determined could reasonably be expected to have a Material Adverse Effect; (ii) any condition or occurrence on any property owned or operated by the Borrower or any of its Subsidiaries that results in material noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law; and (iii) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Borrower or any of its Subsidiaries.

        (e) The Borrower will promptly and in any event, within ten (10) days after an officer of the Borrower has knowledge thereof, give written notice to the Lender of: (i) any pending or threatened litigation or proceeding against the Borrower or any of its Subsidiaries asserting any claim or claims against any of same in excess of $250,000 in the aggregate; (ii) the occurrence of any Default or Event of Default; (iii) any circumstance that has had a Material Adverse Effect; and (iv) any event which would result in a breach of, Sections 6.20, 6.21, 6.22 or 6.23.

        Section 6.7. LENDER INSPECTION RIGHTS. Upon reasonable notice from the Lender, the Borrower will permit the Lender (and such Persons as the Lender may designate), at the Borrower's expense while an Event of Default has occurred and is continuing, during normal business hours following reasonable notice to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision, the Borrower authorizes such accountants to discuss with the Lender, and such Persons as the Lender may designate, the affairs, finances and accounts of the Borrower and its Subsidiaries provided that the Borrower has the opportunity to be present at such discussions), all at such reasonable times and as often as may be reasonably requested.

        Section 6.8. CONDUCT OF BUSINESS. The Borrower and its Subsidiaries will not engage in any line of business other than the business of the Borrower and its Subsidiaries described in the Registration Statement and related services (a "PERMITTED BUSINESS").

        Section 6.9. NEW SUBSIDIARIES. The Borrower shall cause any direct or indirect Subsidiary which is formed or acquired after the date hereof to become a Guarantor with respect to, and jointly and severally liable with all other Guarantors for, all of the Obligations under this Agreement and the Note within fifteen (15) days following such formation or acquisition pursuant to a Guaranty substantially in the form of Exhibit 4.1A.

        Section 6.10. DIVIDENDS AND NEGATIVE PLEDGES.

        (a) The Borrower shall not pay any dividends or other distributions on its capital stock.

        (b) Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, create or otherwise permit to exist or become effective any restriction on the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or to pay any Indebtedness owed to the Borrower, or (ii) make loans or advances to the Borrower or any of its Subsidiaries, except in either case for restrictions existing under or by reason of applicable law, this Agreement and the other Credit Documents.

        (c) Neither the Borrower nor any of its Subsidiaries shall enter into any agreement creating or assuming any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired other than as permitted hereunder. Neither the Borrower nor any of its Subsidiaries shall enter into any agreement other than this Agreement and the Credit Documents prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired or prohibiting or restricting the ability of the Borrower or any of its Subsidiaries to amend or otherwise modify this Agreement or any Credit Document.

        Section 6.11. RESTRICTIONS ON FUNDAMENTAL CHANGES. Neither the Borrower nor any of its Subsidiaries shall be a party to any merger into or consolidation with, make an Acquisition or otherwise purchase or acquire all or substantially all of the assets or stock of, any other Person, or sell all or substantially all of its assets or stock, except:

        (a) the Borrower or any of its Subsidiaries may merge into or consolidate with, make an Acquisition or otherwise purchase or acquire all or substantially all of the assets or stock of any other Person if upon the consummation of any such merger, consolidation, purchase or Acquisition, (i) the Borrower or such Subsidiary is the surviving corporation to any such merger or consolidation (or the other Person will thereby become a Subsidiary); (ii) the nature of the business of such acquired Person is a Permitted Business; (iii) the Borrower shall have delivered to the Lender within ten (10) Business Days prior to the consummation of an Acquisition a report signed by an executive officer of the Borrower which shall contain calculations demonstrating the Borrower's compliance with Sections 6.20, 6.21 and 6.22 (on a trailing four fiscal quarter pro forma basis), such calculations to use historical financial results of the acquired business; (iv) the maximum cash purchase price paid by the Borrower or any of its Subsidiaries in connection with any single Acquisition shall not exceed $10,000,000; and (v) no Default or Event of Default shall have occurred and be continuing or would otherwise be existing as a result of such merger, consolidation, purchase or Acquisition; and

        (b) the Borrower may purchase or otherwise acquire all or substantially all of the stock or assets of, or otherwise acquire by merger or consolidation, any of its Subsidiaries, and any such Subsidiary may merge into, or consolidate with, or purchase or otherwise acquire all or substantially all of the assets or stock of or sell all or substantially all of its assets or stock to, any other Subsidiary of the Borrower or the Borrower, in each case so long as the Borrower shall be the surviving entity to any such merger or consolidation if the transaction is with the Borrower.

Except as otherwise permitted in this Section 6.11, the Borrower shall not sell or dispose of any capital stock of or its ownership interest in any of the Founding Companies or any other Subsidiaries which it may form.

        Section 6.12. ENVIRONMENTAL LAWS. The Borrower and its Subsidiaries shall comply with all Environmental Laws (including, without limitation, obtaining and maintaining all necessary permits, licenses and other necessary authorizations) applicable to or affecting the properties or business operations of the Borrower or any of its Subsidiaries except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

        Section 6.13. LIENS. The Borrower and its Subsidiaries shall not create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets of any kind except the following (collectively, the "PERMITTED LIENS"):

        (a) Liens arising in the ordinary course of business by operation of law in connection with workers' compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance bonds, contracts or leases to which the Borrower or its Subsidiaries are a party or other deposits required to be made in the ordinary course of business; PROVIDED THAT in each case the obligation secured is not for Indebtedness and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

        (b) mechanics', workmen, materialmen, landlords', carriers' or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not due or, if due, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

        (c) inchoate Liens under ERISA and Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

        (d) Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower or such Subsidiary shall be prosecuting on appeal or proceeding for review and for which it shall have obtained a stay of execution or the like pending such appeal or proceeding for review; PROVIDED THAT the aggregate amount of uninsured or underinsured liabilities (including interest, costs, fees and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $250,000 at any one time outstanding and PROVIDED FURTHER there is adequate assurance, in the sole discretion of the Lender, that the insurance proceeds attributable thereto shall be paid promptly upon the expiry of such time period or resolution of such proceeding if necessary to remove such Liens;

        (e) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

        (f) encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

        (g) financing statements filed by lessors of property (but only with respect to the property so leased) and Liens under any conditional sale or title retention agreements entered into in the ordinary course of business;

        (h) rights of lessees of equipment owned by the Borrower or any of its Subsidiaries;

        (i) existing Liens in connection with Indebtedness permitted under
Section 6.14(d) and any extension, renewal or replacement thereof;

        (j) Liens securing Indebtedness permitted by Section 6.14(d) on any assets acquired; and

        (k) existing Liens listed on Schedule 6.13 and any extension, renewal or replacement thereof.

        Section 6.14. INDEBTEDNESS. The Borrower and its Subsidiaries shall not contract, assume or suffer to exist any Indebtedness (including, without limitation, any Guaranties), except:

        (a)    Indebtedness under the Credit Documents;

        (b) unsecured intercompany loans and advances from the Borrower to any of its Subsidiaries and unsecured intercompany loans and advances from any of such Subsidiaries to the Borrower or any other Subsidiaries of the Borrower;

        (c) existing Indebtedness outstanding on the date hereof and listed on
Schedule 6.14, and any subsequent extensions, renewals or refinancings thereof so long as such Indebtedness is not increased in amount, the maturity date thereof is not made earlier in time, the interest rate per annum applicable thereto is not increased, any amortization of principal thereunder is not shortened and the payments thereunder are not increased; and

        (d) Capitalized Lease Obligations and purchase money Indebtedness on assets acquired in an aggregate amount not to exceed $2,000,000 at any one time outstanding.

        Section 6.15. LOANS AND ADVANCES. The Borrower and its Subsidiaries shall not lend money or make advances to any Person other than (a) as permitted by Section 6.14(b), (b) loans to employees of the Borrower or any of its Subsidiaries , provided that no loan to an employee of the Borrower or a Subsidiary shall be in excess of $5,000 and all such loans shall not exceed $100,000 at any one time, and (c) advances to vendors in the ordinary course of business, provided that no such advance to a vendor shall be in excess of $100,000 and such advances shall not exceed $500,000 at any one time.

        Section 6.16. TRANSFER OF ASSETS. The Borrower and its Subsidiaries shall not permit any sale, transfer, conveyance, assignment or other disposition of any material asset of the Borrower or any of its Subsidiaries except:

        (a) transfers of inventory, equipment and other assets in the ordinary course of business;

        (b) the retirement or replacement of assets (with assets of equal or greater value) in the ordinary course of business; and

        (c) transfers of any assets among the Borrower and any of its Subsidiaries.

        Section 6.17. TRANSACTIONS WITH AFFILIATES. Except as otherwise specifically permitted herein, the Borrower and its Subsidiaries shall not enter into or be a party to any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Affiliate of such Person, including without limitation, the purchase from, sale to or exchange of property with or the rendering of any service by or for, any Affiliate, except pursuant to the reasonable requirements of such entity's business and upon fair and reasonable terms no less favorable to such entity than would be able to be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

        Section 6.18. COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries shall conduct their businesses and otherwise be in compliance in all material respects with all applicable laws, regulations, ordinances and orders of all governmental, judicial and arbitral authorities applicable to them and shall obtain and maintain all necessary permits, licenses and other authorizations necessary to conduct their businesses and own and operate their properties except where the failure to comply or have such permits, licenses or other authorizations could not reasonably be expected to have a Material Adverse Effect.

        Section 6.19. CREDIT EXPOSURE. No more than ten percent (10%) of the Borrower's Consolidated Net Worth shall be subject to credit risk from any single customer (including any Affiliate of such customer) unless such accounts receivable are supported by a letter of credit issued or confirmed by a financial institution acceptable to the Lender.

        Section 6.20. MINIMUM CONSOLIDATED NET WORTH. The Borrower will maintain a minimum Consolidated Net Worth of not less than the sum of (i) an amount based upon the Consolidated Net Worth of the Borrower as of the IPO Closing Date to be agreed by the Lender and the Borrower (or, in the absence of such agreement, set by the Lender, PROVIDED THAT in no event shall the amount be greater than the Consolidated Net Worth of the Borrower as of the IPO Closing Date), plus (ii) for each fiscal quarter ended prior to (but not on) such date of determination, an amount equal to fifty percent (50%) of Consolidated Net Income for such fiscal quarter, if positive.

        Section 6.21. MINIMUM FIXED CHARGE COVERAGE RATIO. The Borrower will maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.0.

        Section 6.22. MAXIMUM FUNDED DEBT TO EBITDA RATIO. The Borrower will maintain a maximum Funded Debt to EBITDA Ratio of not greater than 2.75 to 1.0.

        Section 6.23. MAXIMUM TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. The Borrower will maintain a maximum Total Liabilities to Tangible Net Worth Ratio of not greater than 2.0 to 1.0.

SECTION 7.  EVENTS OF DEFAULT AND REMEDIES.

        Section 7.1. EVENTS OF DEFAULT. Any one or more of the following shall constitute an Event of Default:

        (a) default by the Borrower in the payment of the principal amount of any Loan, any Reimbursement Obligation or any interest thereon or any fees payable hereunder within ten (10) days of the date such payment is due;

        (b) default by the Borrower in the observance or performance of any covenant set forth in Sections 6.6(e), 6.10(a), 6.11 or 6.16;

        (c) default by the Borrower in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after the earlier of (i) such default or event of default first becoming known to any officer of the Borrower, or (ii) notice to the Borrower by the Lender of the occurrence of such default or event of default;

        (d) any representation or warranty or other written statement made or deemed made herein, in any other Credit Document or in any financial or other report or document furnished in compliance herewith or therewith by the Borrower or any of its Subsidiaries proves untrue in any material respect as of the date of the issuance or making, or deemed issuance or making thereof;

        (e) default occurs or the occurrence of an event or condition the effect of which after the passage of any applicable grace period would result in a default in the payment when due of Indebtedness in an aggregate principal amount of $250,000 or more of the Borrower or any of its Subsidiaries, and such default continues for a period of time sufficient to permit the holder or beneficiary of such Indebtedness, or a trustee therefor, to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase, or other early funding thereof;

        (f) the Borrower or any of its Subsidiaries (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due,
(iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in Section 7.1(f);

        (g) a custodian, receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any of its Subsidiaries or any substantial part of its property, or a proceeding described in Section 7.1(f)(v) is instituted against the Borrower or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

        (h) the Borrower or any of its Subsidiaries fails within thirty (30) days (or such earlier date as any steps to execute on such judgment or order take place) to pay, bond or otherwise discharge, or to obtain an indemnity against on terms and conditions satisfactory to the Lender in its sole discretion, any judgment or order for the payment of money in excess of $250,000 which is uninsured or underinsured by at least such amount (PROVIDED THAT there is adequate assurance, in the sole discretion of the Lender, that the insurance proceeds attributable thereto shall be paid promptly upon the expiration of such time period or resolution of such proceeding), which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

        (i) the Borrower or any of its Subsidiaries fails to pay when due an amount aggregating in excess of $250,000 that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of any of the Borrower or any of its Subsidiaries in excess of $250,000 (a "MATERIAL PLAN") is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or a proceeding is instituted by a fiduciary of any Material Plan against the Borrower or any of its Subsidiaries to collect any liability under Section 515 or 4219(c)(5) of ERISA and such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

        (j) the Borrower, any Person acting on behalf of the Borrower, or any governmental, judicial or arbitral authority challenges the validity of any Credit Document or the Borrower's obligations thereunder, or any Credit Document ceases to be in full force and effect in all material respects or ceases to give to the Lender the rights and powers purported to be granted in its favor thereby in all material respects; or

        (k) any Person or two or more Persons acting in concert, other than the Borrower's management and stockholders just prior to the completion of the Borrower's initial public offering of its capital stock or any Affiliates thereof, shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing fifty percent (50%) or more of the combined voting power of all outstanding securities of the Borrower entitled to vote in the election of directors.

        Section 7.2. NON-BANKRUPTCY DEFAULTS. When any Event of Default other than those described in subsections (f) or (g) of Section 7.1 has occurred and is continuing, the Lender may, by notice to the Borrower: (a) terminate the remaining Commitment and all other obligations of the Lender hereunder on the date stated in such notice (which may be the date thereof); (b) declare the outstanding principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower; and (c) demand that the Borrower immediately pay to the Lender (to be held by the Lender pursuant to Section 7.4) the full amount then available for drawing under each or any outstanding Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lender would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lender shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.

       Section 7.3. BANKRUPTCY DEFAULTS. When any Event of Default described in subsections (f) or (g) of Section 7.1 has occurred and is continuing with respect to the Borrower, then (i) the outstanding Note shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower, (ii) and all obligations of the Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate, and (iii) the Borrower shall immediately pay to the Lender (to be held by the Lender pursuant to Section 7.4) the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lender would not have an adequate remedy at law for failure by the Borrower to honor this provision and that the Lender shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.

        Section 7.4. COLLATERAL FOR UNDRAWN LETTERS OF CREDIT. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.10, 7.2 or 7.3, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Lender as provided in subsection (b) below.

        (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Lender in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "COLLATERAL ACCOUNT") as security for, and for application by the Lender (to the extent available) to, the reimbursement of any drawing under any Letter of Credit then or thereafter paid by the Lender, and to the payment of the unpaid balance of any Loans and all other due and unpaid Obligations (collectively, the "COLLATERALIZED OBLIGATIONS"). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Lender, for the benefit of the Lender, as pledgee hereunder. If and when requested by the Borrower, the Lender shall invest and reinvest funds held in the Collateral Account from time to time in cash equivalent investments specified from time to time by the Borrower, PROVIDED THAT the Lender is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing from the Borrower to the Lender. If such funds have been deposited pursuant to
Section 7.2 or 7.3, when and if (i) the Borrower shall have made payment of all Collateralized Obligations then due and payable, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitment, Loans, Reimbursement Obligations or other Obligations remain outstanding hereunder, the Lender shall repay to the Borrower any remaining amounts held as a result thereof in the Collateral Account. If such funds have been deposited pursuant to Section 2.10, the Lender shall repay to the Borrower any amount held as a result thereof in the Collateral Account at such time as the aggregate principal amount of outstanding Loans and L/C Obligations shall not exceed the Commitment Amount then in effect.

        Section 7.5. APPLICATION OF PROCEEDS. After the occurrence of and during the continuance of an Event of Default, any payment to the Lender hereunder or from the proceeds of any cash collateral shall be applied as the Lender shall elect in its sole discretion.

SECTION 8.  CHANGE IN CIRCUMSTANCES.

        Section 8.1. CHANGE OF LAW. Notwithstanding any other provisions of this Agreement or the Note, if at any time on or after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for the Lender to make or continue to maintain LIBOR Loans or to give effect to its obligations as contemplated hereby, the Lender shall promptly give notice thereof to the Borrower and the Lender's obligations to make, continue or convert Loans into LIBOR Loans under this Agreement shall be suspended until it is no longer unlawful for the Lender to make or maintain LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon and all other amounts then due and payable to the Lender under this Agreement; PROVIDED, HOWEVER, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loans from the Lender by means of Base Rate Loans.

        Section 8.2. UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN LIBOR RATE. If on or before the first day of any Interest Period for any Borrowing of LIBOR Loans, the Lender determines that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the Adjusted LIBOR Rate or such rate will not accurately reflect the cost to the Lender of funding LIBOR Loans for such Interest Period, the Lender shall give notice of such determination to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lender to make, continue or convert Loans into LIBOR Loans shall be suspended.

        Section 8.3. INCREASED COST AND REDUCED RETURN. (a) If, on or after the date hereof, the adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender, including the Lender in its capacity as the issuer of Letters of Credit, with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

             (i) subjects the Lender to any tax, duty or other charge related to any Loan, Letter of Credit or Reimbursement Obligation, or its obligation to advance or maintain Loans or to issue or maintain Letters of Credit, or shall change the basis of taxation of payments to the Lender of the principal of or interest on its Loans, any Reimbursement Obligations or any other amounts due under this Agreement related to its Loans, Letters of Credit or Reimbursement Obligations, or its obligation to advance or maintain Loans or issue or maintain Letters of Credit (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender's principal executive office); or

             (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, the Lender or imposes on the Lender or on the interbank market any other condition affecting its Loans, Letters of Credit or Reimbursement Obligations, or its obligation to advance or maintain Loans or to issue or maintain Letters of Credit;

and the result of any of the foregoing is to increase the cost to the Lender of advancing or maintaining any Loan, issuing or maintaining Letters of Credit or maintaining any Reimbursement Obligations or to reduce the amount of any sum received or receivable by the Lender in connection therewith under this Agreement or its Note, by an amount deemed by the Lender to be material, then, within ten (10) days after demand in reasonable detail by the Lender, the Borrower shall be obligated to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

        (b) If, after the date hereof, the Lender shall have determined that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR
Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital adequacy rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital, or on the capital of any corporation controlling the Lender, as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within ten (10) days after demand in reasonable detail by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

        (c) If the Lender determines to seek compensation under this Section 8.3, it shall notify the Borrower of the circumstances that entitle the Lender to such compensation. A certificate of the Lender claiming compensation under this Section 8.3 and setting forth such circumstances in reasonable detail and the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

SECTION 9. MISCELLANEOUS.

        Section 9.1. NO WAIVER OF RIGHTS. No delay or failure on the part of the Lender, or on the part of the holder or holders of the Note, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Lender and the holder or holders of the Note are cumulative to, and not exclusive of, any rights or remedies any of them would otherwise have.

        Section 9.2. NON-BUSINESS DAY. If any payment of principal or interest on any Loan, Reimbursement Obligation or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan, such Reimbursement Obligation or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to and including the next succeeding Business Day on which the same shall be payable.

        Section 9.3. DOCUMENTARY TAXES. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable with respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and regardless whether any credit is then in use or available hereunder.

        Section 9.4. SURVIVAL OF REPRESENTATIONS. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as the Borrower has any Obligation hereunder or any Commitment hereunder is in effect.

        Section 9.5. SURVIVAL OF INDEMNITIES. All indemnities and all other provisions relative to reimbursement to the Lender of amounts sufficient to protect the yield of the Lender with respect to the Loans shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations for a period of one (1) year.

        Section 9.6. SETOFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Default or Event of Default, the Lender and each subsequent holder of the Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, to any Subsidiary of the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time held or owing by the Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of any of the Borrower to the Lender or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not
(i) the Lender or that subsequent holder shall have made any demand hereunder or
(ii) the principal of or the interest on the Loans or the Note and other amounts due hereunder shall have become due and payable hereunder and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Lender agrees, if there shall be any other Lender pursuant to Section 9.10(b), that if the Lender receives and retains any payment, whether by setoff or application of deposit balances or otherwise, on any of the Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lender hereunder, then the Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or L/C Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause the Lender to share such excess payment ratably with all the other Lenders; PROVIDED, HOWEVER, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

        Section 9.7. NOTICES. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including cable, telecopy or telex) and shall be given to a party hereunder at its address, telecopier number or telex numbers set forth below or such other address, telecopier number or telex as such party may hereafter specify by notice to the Lender or the Borrower, as applicable, given by courier, by United States certified or registered mail, by telegram or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents shall be addressed to the Lender and to the Borrower as follows:

               Bank One, Texas, NA
               Attention: Mr. John E. Elam, Jr.
               910 Travis
               Houston, Texas  77002
               Telephone: (713) 751-3806
               Fax No.: (713) 751-6199

               with a copy to:

               Hutcheson & Grundy, L.L.P.
               Attention:  Ms. Lisa J. Mellencamp
               1200 Smith Street, Suite 3300
               Houston, Texas 77002
               Telephone:  (713) 951-2800
               Fax No.:  (713) 951-2925

               and

               PalEx, Inc.
               3555 Timmons Lane, Suite 610
               Houston, Texas  77027
               Attention:  Mr. Vance K. Maultsby, Jr.
               Telephone:  (713) 626-9711
               Fax No.:    (713) 626-5666

               and

               PalEx, Inc.
               1470 Highway 17 South
               Bartow, Florida  33830
               Attention:  Mr. Casey A. Fletcher
               Telephone:  (941) 533-1147
               Fax No.:    (941-533-3065

               with a copy to

               Andrews & Kurth L.L.P.
               Attention:  Mr. David P. Oelman
               4200 Texas Commerce Tower
               Houston, Texas  77002
               Telephone:  (713) 220-4025
               Fax No.:    (713) 220-4285

        Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 9.7 and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified in this Section 9.7 and the answer back is received by sender, (iii) if given by courier, when delivered,
(iv) if given by mail, five (5) days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or
(v) if given by any other means, when delivered at the addresses specified in this Section 9.7; PROVIDED THAT any notice given pursuant to Section 2 shall be effective only upon receipt and, PROVIDED FURTHER, that any notice that but for this provision would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

        Section 9.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same Agreement.

        Section 9.9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and their respective successors and assigns, including any subsequent holder of the Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the consent of the Lender.

        Section 9.10. PARTICIPATIONS IN BORROWINGS AND NOTE; TRANSFERS OF BORROWINGS AND NOTE.

        (a) The Lender may at any time sell to one or more banks ("PARTICIPANTS"), participating interests in any Borrowing owing to the Lender, the Note, the Commitment or any other interest of the Lender hereunder, PROVIDED THAT the Lender shall not transfer, grant or assign any participation under which the Participant shall have rights to vote upon or consent to any matter to be decided by the Lender hereunder or under any Credit Document or approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of the Lender's Commitment and such increase would affect such Participant, (ii) reduce the principal of, or interest on, any of the Lender's Loans, or any fees or other amounts payable to the Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of the Lender's Loans or Reimbursement Obligations, or any fees or other amounts payable to the Lender hereunder, or
(iv) release any of the Subsidiary Guaranties. In the event of any such sale by the Lender of participating interests to a Participant, the Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Note for all purposes under this Agreement and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement and the Note are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 8.3 with respect to its participation in the Commitment and the Borrowings outstanding from time to time, PROVIDED THAT no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred. Except with respect to the benefits under Sections
2.12 and 8.3 provided to the Participant pursuant to this paragraph, no Participant shall be a third party beneficiary of this Agreement, nor shall it be entitled to enforce any rights provided to the Bank against the Borrower under this Agreement.

        (b) The Lender may sell all or any part of its rights and obligations under this Agreement and the Note to any Affiliate of the Lender at any time or, if an Event of Default shall have occurred and be continuing, to one or more financial institutions. If any such sale occurs, the purchasing Lender shall be considered for all purposes as a Lender hereunder.

        (c) The provisions of the foregoing subsections (a) and (b) shall not apply to or restrict, or require the consent of or any notice to any Person to effectuate, the pledge or assignment by the Lender of its rights under this Agreement and the Note to any Federal Reserve Bank.

        (d) If, pursuant to this Section 9.10, any interest in this Agreement or any Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Lender or the Borrower with respect to any payments to be made to such transferee in respect of the Loans or the L/C Obligations, (ii) to furnish to the transferor Lender (and, in the case of any purchasing Lender, the Borrower) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the transferor Lender and the Borrower) to provide the transferor Lender (and, in the case of any purchasing Lender, the Borrower) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments dully executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

        Section 9.11. AMENDMENTS. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

        Section 9.12. HEADINGS. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

        Section 9.13. LEGAL FEES, OTHER COSTS AND INDEMNIFICATION. Subject to the limitations set forth in Section 4.1(a)(v), the Borrower, upon demand by the Lender, agrees to pay the reasonable fees and disbursements of legal counsel to the Lender in connection with the preparation and execution of the Credit Documents, any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated, any Default or Event of Default by the Borrower hereunder and any enforcement of any of the Credit Documents. The Borrower further agrees to indemnify the Lender and its respective directors, officers, shareholders, employees and attorneys (collectively, the "INDEMNIFIED PARTIES"), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys' fees and other reasonable expenses of litigation or preparation therefor, whether or not the Indemnified Party is a party thereto) which any of them may pay or incur arising out of or relating to (a) any Credit Document, the Loans, the Letters of Credit or the application or proposed application by the Borrower of the proceeds of any Loan, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party or any governmental authority involving the Lender and related to any use made or proposed to be made by the Borrower of the proceeds of the Borrowings, or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Borrowing, and (c) any investigation of any third party or any governmental authority, litigation or proceeding, related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental
Law) with respect to the Borrower or any of its Subsidiaries, regardless of whether caused by, or within the control of, the Borrower or any of its Subsidiaries; PROVIDED, HOWEVER, that the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of (i) such Indemnified Party's gross negligence or willful misconduct, (ii) the Bank's failure to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law, or (iii) the Bank's breach of any material provision of any Credit Document. The Borrower, upon demand by the Indemnified Party at any time, shall reimburse the Indemnified Party for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is excluded from indemnification pursuant to the provisions of the foregoing sentence.

        Section 9.14 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

        (A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

        (B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

        (C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT

OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        Section 9.15. CONFIDENTIALITY. The Lender agrees it will not disclose without the Borrower's consent (other than to its employees, auditors, counsel or other professional advisors or to its Affiliates) any information concerning the Borrower or any of its Subsidiaries furnished pursuant to any of the Credit Documents; PROVIDED THAT the Lender may disclose any such information (i) that has become generally available to the public other than through the Lender, (ii) if required or appropriate in any examination or audit or any report, statement or testimony submitted to any federal or state regulatory body having or claiming to have jurisdiction over the Lender, (iii) if required or appropriate in response to any summons or subpoena or in connection with any litigation,
(iv) in order to comply with any law, order, regulation or ruling applicable to the Lender, (v) to any prospective or actual permitted transferee in connection with any contemplated or actual permitted transfer of any interest in the Note by the Lender, and (vi) in connection with the exercise of any remedies by the Lender; PROVIDED THAT such actual or prospective transferee executes an agreement with the Lender containing provisions substantially identical to those contained in this Section 9.15 prior to such transferee's receipt of any such information.

        Section 9.16. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 9.17. CHANGE IN ACCOUNTING PRINCIPLES OR TAX LAWS. If (i) any change in accounting principles from those used in the preparation of the financial statements of the Borrower referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) and such change materially affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a material change in federal or foreign tax laws which materially affects the Borrower's ability to comply with the financial covenants, standards or terms found in this Agreement, the Borrower and the Lender agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Borrower's and its Subsidiaries' consolidated financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

        Section 9.18. NOTICE. The Credit Documents constitute the entire understanding among the Borrower and the Lender and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN

AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                                            BORROWER:

                                            PALEX, INC.


                                            By: /s/CASEY A. FLETCHER
                                            Name:  Casey A. Fletcher
                                            Title: Secretary

                                            LENDER:

                                            BANK ONE, TEXAS, NA

                                            By:  /s/JOHN E. ELAM, JR.
                                            Name:   John E. Elam, Jr.
                                            Title:  Vice President